Exhibit 5.1

[Letterhead of Cades Schutte LLP]

                    , 2017

Alexander & Baldwin REIT Holdings, Inc.

822 Bishop Street

Honolulu, Hawaii 96813

Re:	Alexander & Baldwin REIT Holdings, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Alexander & Baldwin REIT Holdings, Inc., a Hawaii corporation (the “Company”), in connection with the Registration Statement on Form S-4, File No. 333-219274 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of a maximum of 50,190,893 shares of the Company’s common stock, without par value (the “Common Stock”), issuable to the holders of shares of Alexander & Baldwin, Inc., a Hawaii corporation, pursuant to the Agreement and Plan of Merger dated as of July 10, 2017 (the “Merger Agreement”), among Alexander & Baldwin, Inc., the Company, and A&B REIT Merger Corporation, a Hawaii corporation.

This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 60l(b)(5) of Regulation S-K.

We have reviewed the Registration Statement, the Merger Agreement, the Company’s charter documents and the corporate proceedings taken by the Company in connection with the Merger Agreement and the shares of Common Stock issuable pursuant thereto. Based on such review, assuming the required approval of the Company’s shareholders has been received, we are of the opinion that if, as and when shares of Common Stock are issued pursuant to the Merger Agreement, such shares will be duly authorized, validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the proxy statement/prospectus, which forms a part of the Registration Statement. In giving this consent, we do not hereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or the regulations of the Commission promulgated thereunder.

Alexander & Baldwin REIT Holdings, Inc.

                    , 2017

Members of our firm are admitted to the bar in the State of Hawaii, and we do not express any opinion with respect to the law of any other jurisdiction. This opinion is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Merger Agreement or the shares of Common Stock issuable pursuant thereto.

Very truly yours,